Exhibit 11
                             COMPUDYNE CORPORATION
                 COMPUTATION OF EARNINGS PER COMMON AND COMMON
                               EQUIVALENT SHARE
                   (In Thousands, Except for Per Share Data)

                               Three Months Ended      Nine Months Ended
                                   September 30,         September 30,
                                 1996       1995          1996      1995
                               -----------------------------------------
Primary earnings (loss)
  per share:
-----------------------
 Earnings (loss) from
  continuing operations        $    95    $    68     $   241    $   172
 Discontinued operations             -       (106)        (25)      (352)
                                -------    ------      ------     ------
     Net earnings (loss)       $    95    $   (38)    $   216    $  (180)
                                ======     ======      ======     ======
Weighted average common and
 common equivalent shares        2,727      1,750       2,381      1,750
Adjustment to options               10          -          10          -
Assumed conversion of
 preferred shares                1,260          -       1,260          -
                                ------     ------      ------     ------
     Primary Shares              3,997      1,750       3,651      1,750
                                ======     ======      ======     ======

Earnings (loss) per share:
 Continuing operations before
  extraordinary item           $   .02    $   .04     $   .07    $   .10
 Discontinued operations             -       (.06)       (.01)      (.20)
                                ------     ------      ------     ------
     Net earnings (loss)       $   .02    $  (.02)    $   .06    $  (.10)
                                ======     ======      ======     ======

Fully diluted earnings (loss)
 per share:
----------------------------
  Earnings (loss) from
    continuing operations      $    95    $    68     $   241    $   172
  Adjustment for interest
    on promissory notes              1          -          23          -
  Discontinued operations            -       (106)        (25)      (352)
                                ------     ------      ------     ------
     Net earnings (loss)       $    96    $   (38)    $   239    $  (180)
                                ======     ======      ======     ======
Weighted average common and
 common equivalent shares        3,997      1,750       3,651      1,750
Conversion of promissory notes       -          -           -          -
                                ------     ------      ------     ------
     Fully diluted shares        3,997      1,750       3,657      1,750
                                ======     ======      ======     ======
Earnings (loss) per share:
  Continuing operations
   before extraordinary items  $   .02    $   .04     $   .07    $   .10
  Discontinued operations            -       (.06)       (.01)      (.20)
                                ------     ------      ------     ------
     Net earnings (loss)       $   .02    $  (.02)    $   .06    $  (.10)
                                ======     ======      ======     ======